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Exhibit 99.3

FIRST COMMUNITY BANCORP
Common Shares
Offered Pursuant to Rights
Distributed to Shareholders of
First Community Bancorp

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by First Community Bancorp (the "Company") of up to 1.04 million shares of common stock, without par value (the "Common Stock"), of the Company, at a subscription price of $19.25 per share for each share of the Common Stock, pursuant to subscription rights (the "Rights") initially distributed to holders of record of the Common Stock as of the close of business on December 17, 2001 (the "Record Date"). The Rights are described in the Prospectus dated December   , 2001, and evidenced by a Subscription Warrant registered in your name or the name of your nominee.

    Each beneficial owner of shares of the Common Stock registered in your name or the name of your nominee is entitled to one Right for each one share of the Common Stock owned by such beneficial owner.

    We are asking you to contact your clients for whom you hold the Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights. Enclosed are copies of the following documents:

      1.  The Prospectus;

      2.  The Instructions as to Use of First Community Bancorp Subscription Warrants (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

      3.  A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Rights;

      4.  A Notice of Guaranteed Delivery for Subscription Warrants issued by First Community Bancorp; and

      5.  A return envelope addressed to U.S. Stock Transfer Corporation.

    Your prompt action is requested. The Rights will expire at 5:00 P.M., Pacific Time, on January 23, 2002, unless extended by the Company (the "Expiration Date").

    To exercise the Rights, properly completed and executed Subscription Warrants (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 P.M., Pacific time, on the Expiration Date. Additional copies of the enclosed materials may be obtained from U.S. Stock Transfer Corporation. Their telephone number is (818) 502-1404.

Very truly yours,
FIRST COMMUNITY BANCORP

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FIRST COMMUNITY BANCORP, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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FIRST COMMUNITY BANCORP Common Shares Offered Pursuant to Rights Distributed to Shareholders of First Community Bancorp